Exhibit 99.1

News Release	FMC Technologies Inc 5875 N. Sam Houston Parkway W. Houston, TX 77086

For Release:	Immediate

Investors	Bradley Alexander	(281) 260-3665
Media	Lisa Albiston	(281) 931-2513

FMC Technologies Completes Acquisition of Pure Energy Services

Houston, Texas, October 1, 2012 – FMC Technologies, Inc. (NYSE: FTI) announced today that it has completed the acquisition of Pure Energy Services Ltd. (TSX: PSV) for C$11.00 per share in cash, or approximately C$282 million (US$285 million).

Based in Calgary, Canada, and operating in multiple field locations in both Canada and the United States, Pure Energy is a leading provider of frac flowback services and is an established wireline services provider.

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FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2012, the Company has approximately 16,100 employees and operates 28 production facilities in 16 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.